                                                                     EXHIBIT 4.6



                      FORM OF SENIOR SECURED NOTE DUE 2007

                                 [Face of Note]

[INSERT THE GLOBAL NOTE LEGEND, IF APPLICABLE, PURSUANT TO THE PROVISIONS OF THE INDENTURE]





CONTACT THE CHIEF FINANCIAL OFFICER OF THE COMPANY AT ___________________ FOR INFORMATION REGARDING THE ISSUE PRICE, ISSUE DATE AND YIELD TO MATURITY OF THIS NOTE.

                                                                CUSIP  _________


No. __                                                          $___________

                               KOMAG, INCORPORATED

                          SENIOR SECURED NOTES DUE 2007

               KOMAG, INCORPORATED, a Delaware corporation (the "COMPANY", which term includes any successor under the Indenture hereinafter referred to), for value received, promises to pay to _____________, or its registered assigns, the principal sum of ________________ ($_________), such amount payable on each Principal Payment Date in an amount equal to $________ [1/17th OF THE ORIGINAL CASH PAY PORTION OF THIS NOTE]; provided, however, that the entire unpaid principal amount of this Note shall be due and payable on _____, 2007.

Principal Payment Dates: January 15, April 15, July 15 and October 15 of each year, beginning on July 15, 2003.

Interest Payment Dates: 15th of each month, beginning on July 15, 2002.

Record Dates for payment of Cash Pay Interest: 1st day of each month.

Cash Pay Portion: $___________ (as such amount may be adjusted from time to time pursuant to the terms of this Note).

PIK Portion: $__________ (as such amount may be adjusted from time to time pursuant to the terms of this Note).

THE PRINCIPAL OF THIS NOTE IS PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN. A PORTION OF THE INTEREST ON THIS NOTE IS PAYABLE IN-KIND AND WILL INCREASE THE OUTSTANDING PRINCIPAL AMOUNT AND PIK PORTION OF THIS NOTE. ACCORDINGLY, THE OUTSTANDING PRINCIPAL AMOUNT, PIK PORTION AND CASH PAY PORTION OF THIS NOTE AT ANY TIME MAY BE LESS THAN OR GREATER THAN THE AMOUNT SHOWN ON THE FACE HEREOF.

THE PRINCIPAL, INTEREST, AND OTHER AMOUNTS PAYABLE HEREUNDER OR IN CONNECTION HEREWITH ARE SUBORDINATED IN RIGHT OF PAYMENT TO THE DEBT OUTSTANDING UNDER THE LIQUIDITY FACILITY PURSUANT TO THE TERMS AND CONDITIONS OF AN INTERCREDITOR AGREEMENT (THE "INTERCREDITOR AGREEMENT"), OF EVEN DATE WITH THE INDENTURE, BETWEEN THE TRUSTEE AND THE REPRESENTATIVE OF THE LENDERS UNDER THE LIQUIDITY FACILITY.

THE LIENS GRANTED TO THE COLLATERAL AGENT TO SECURE THE PRINCIPAL, INTEREST, AND OTHER AMOUNTS PAYABLE HEREUNDER OR IN CONNECTION HEREWITH ARE SUBORDINATED IN PRIORITY TO THE LIENS GRANTED TO THE




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

REPRESENTATIVE OF THE LENDERS UNDER THE LIQUIDITY FACILITY PURSUANT TO THE TERMS AND CONDITIONS OF THE INTERCREDITOR AGREEMENT.

               Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.


                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]





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

               IN WITNESS WHEREOF, the Company has caused this Note to be signed manually or by facsimile by its duly authorized officer.



                                            KOMAG, INCORPORATED



                                            By: ________________________________
                                                Name:
                                                Title:

                                            This is one of the Senior Secured
                                            Notes due 2007 described in the
                                            within-mentioned Indenture.


THE BANK OF NEW YORK,                              Dated:  _____ __, 2002
  as Trustee



By: __________________________________
           Authorized Signatory




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

                             [Reverse Side of Note]

                               KOMAG, INCORPORATED

                          SENIOR SECURED NOTES DUE 2007

               Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

               1. Principal. The Company promises to pay principal on this Note in an amount equal to ________________ ($_________), such amount payable quarterly in an amount equal to $________ [1/17th OF THE ORIGINAL CASH PAY PORTION OF THIS NOTE] (each, a "PRINCIPAL PAYMENT") on January 15, April 15, July 15 and October 15 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, a "PRINCIPAL PAYMENT DATE"), beginning on July 15, 2003; provided, however, that the entire unpaid principal amount of this Note shall be due and payable on _____, 2007.

               2. Interest. The Company promises to pay interest on (i) the Cash Pay Portion of this Note (as such amount may be adjusted from time to time pursuant to the terms of this Note) at the greater of (x) 8% per annum and (y) 3% over the "prime rate" as published in The Wall Street Journal, Western Edition ("CASH PAY INTEREST") (it being understood that the Company shall determine the applicable Cash Pay Interest rate and provide such rate to the Paying Agent) and (ii) the PIK Portion of this Note (as such amount may be adjusted from time to time pursuant to the terms of this Note) at 12% per annum ("PIK INTEREST"), each from July 15, 2002 until maturity. The Company shall pay interest monthly in arrears on the 15th day of each month, or if any such day is not a Business Day, on the next succeeding Business Day (each, an "INTEREST PAYMENT DATE"). Interest on this Note shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance on ____ __, 2002; provided, that if there is no existing Default or Event of Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided, further, that the first Interest Payment Date shall be July 15, 2002. Interest shall be computed on the basis of a 360-day year of twelve 30-day months.

               3. Method of Payment.

               (a) The Company shall pay Cash Pay Interest on this Note (except default interest) to the Person who is the registered Holder of this Note at the close of business on the 1st day of the month that includes the Interest Payment Date, even if this Note is canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to default interest.

(b) The Company shall make each Principal Payment on this Note to the Person who is the registered Holder of this Note at the close of business on the 1st day of the month that includes the Principal Payment Date, even if this Note is canceled after such record date and on or before such Principal Payment Date. Upon each Principal Payment, the outstanding principal amount of this Note and the Cash Pay Portion of this Note shall be reduced by the amount of such Principal Payment.

               (c) On each Interest Payment Date, the outstanding principal amount of this Note and the PIK Portion of this Note shall be automatically increased by the amount of PIK Interest to be paid on such Interest Payment Date and the Company shall be deemed to have made such PIK Interest payment on such Interest Payment Date. On or prior to the date of the issuance of this Note, the Company shall have provided the Trustee with a schedule (the "PIK Interest Schedule") setting forth the PIK Portion of this Note as of each Interest Payment Date, in each case after taking account of the PIK Interest due on such Interest Payment Date. If the payment of PIK Interest by addition to principal in the manner provided above shall for any reason be prohibited by applicable law on any Interest Payment Date, the Company shall be obligated, instead, to deliver an additional Note, substantially in the form of Exhibit A to the Indenture, to the Holder of this Note in an aggregate principal amount equal to the PIK Interest due on this Note on such Interest Payment Date, and the requirements set forth in the Indenture and this Note as to minimum denominations of $100 shall not apply to any such additional Notes.

               (d) This Note shall be payable as to principal, premium, Cash Pay Interest and default interest, if any, at the office or agency of the Company maintained for such purpose in the Borough of Manhattan, the City of New York, maintained for such purposes, or, at the option of the Company, payment of Cash Pay Interest and default interest, if any, may be made by check mailed to the Holder at its address set forth in the register of Holders, and provided that payment by wire transfer of immediately available funds shall be required with respect to principal of and Cash Pay Interest, default interest, if any, and premium on, this Note if the Holder thereof shall have provided wire transfer instructions to the Company and the Paying Agent 5 days prior to record date. Such wire transfer instructions will remain in effect until receipt of written direction changing or rescinding instructions. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

               4. Paying Agent and Registrar. Initially, The Bank of New York, the Trustee under the Indenture, shall act as Paying Agent and Registrar. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company or any of its Subsidiaries may act in any such capacity.

               5. Indenture and Collateral Documents. The Company issued this Note under an Indenture dated as of _____, 2002 (the "INDENTURE") by and between the Company and the Trustee. The terms of this Note include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S.C. Sections 77aaa-77bbbb). This Note is subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The Notes are secured obligations of the Company limited to $139,118,000 in aggregate principal amount (without taking into account any increases in principal amount of the Notes as a result of the payment of PIK interest). The Notes are secured by the Collateral as set forth in the Collateral Documents. By its acceptance hereof, Holder acknowledges and agrees that the Trustee has entered into the Liquidity Facility Intercreditor

Agreement pursuant to which the liens granted to the Trustee to secure the indebtedness evidenced hereby are subordinated to the liens securing the indebtedness under the Liquidity Facility.

               6. Optional Redemption. The Company may redeem all or a part of this Note upon not less than 30 nor more than 60 days' notice, at the principal amount outstanding thereof, plus, in each case, accrued interest thereon, to the applicable redemption date (subject to the right of Holders on the relevant record date to receive interest due on the related interest payment date). If less than all of the Notes are to be redeemed at any time of redemption, the amount paid to redeem any Note shall (i) first, be applied to the Cash Pay Portion of such Note (including accrued interest thereon) until the Cash Pay Portion of such Note (including accrued interest thereon) shall have been paid in full with such amounts to be applied to the Principal Payments in inverse order of the date on which such Principal Payments are due, and (ii) second, be applied to the PIK Portion of such Note (including accrued interest thereon) with such amounts to be applied to the principal payments on the Notes in inverse order of the date on which such principal payments are due.

               7. Mandatory Redemption. At any time the sum of (x) the aggregate amount of all Remaining Capital Raising Proceeds and (y) the aggregate amount of all Remaining Asset Sale Proceeds exceeds $5 million (each, a "MANDATORY REDEMPTION TRIGGERING EVENT"), the Company shall, within 60 days of such Mandatory Redemption Triggering Event, redeem the maximum principal amount of the Notes that may be redeemed out of such Remaining Capital Raising Proceeds and/or the Remaining Asset Sale Proceeds upon not less than 15 nor more than 60 days' notice, at the principal amount outstanding thereof plus accrued interest thereon, to the applicable redemption date (subject to the right of Holders on the relevant record date to receive interest due on the related interest payment date). If less than all of the Notes are to be redeemed at any time of redemption, the amount paid to redeem any Note shall (i) first, be applied to the Cash Pay Portion of such Note (including accrued interest thereon) until the Cash Pay Portion of such Note (including accrued interest thereon) shall have been paid in full, with such amounts to be applied to the Principal Payments in inverse order of the date on which such Principal Payments are due, and (ii) second, be applied to the PIK Portion of such Note (including accrued interest thereon) with such amounts to be applied to the principal payments in inverse order of the date on which such principal payments are due. Pending the final application of any Remaining Capital Raising Proceeds or Remaining Asset Sale Proceeds, the Company or the applicable Subsidiary, as the case may be, may invest such proceeds in Cash which shall be pledged to the Trustee as security for the Holders of the Notes and, subject to the terms of the Senior Notes Intercreditor Agreement, the Junior Notes. Upon any redemption payment, each of the Cash Pay Portion and the PIK Portion of this Note shall be reduced by the amount of such redemption payment to be applied to such Portion and the outstanding principal amount of this Note shall be reduced by the aggregate amount of such redemption payment.

               The Company shall not be required to make mandatory redemption payments or sinking fund payments with respect to the Notes other than as set forth in this paragraph 7.

               8. Notice of Redemption. Notice of redemption shall be mailed by first class mail at least 15 days but not more than 60 days before the redemption date to each Holder whose Notes are to be redeemed at its registered address. No Notes in amounts of $100 or less shall be redeemed in part. Notes selected shall be in amounts of $100 or whole multiples of $100; except that if all of the Notes of a Holder are to be redeemed, the entire outstanding amount of the Notes held by such Holder, even if not a multiple of $100, shall be redeemed. On and after the redemption date, interest shall cease to accrue on this Note or portions thereof called for redemption.

               If the Company elects to redeem this Note or is required to redeem this Note pursuant to the terms hereof and the Indenture, the Company shall furnish to the Trustee, at least 45 days before the applicable redemption date (unless the Trustee agrees to a shorter notice period), an Officers' Certificate setting forth a revised PIK Interest Schedule setting forth the PIK Portion of this Note as of each Interest Payment Date, in each case after taking account of the PIK Interest due on such Interest Payment Date, taking into account the principal amount of this Note to be so redeemed as well as any prior redemptions or other prepayments of principal of this Note.

               9. Denominations, Transfer, Exchange. The Notes are in registered form without coupons in denominations of $100 and integral multiples of $100. The transfer of this Note may be registered and this Note may be exchanged as provided in the Indenture. The Registrar and the Trustee may require the Holder of this Note, among other things, to furnish appropriate endorsements and transfer documents and the Company may require such Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company need not exchange or register the transfer of this Note or portion of this Note selected for redemption, except for the unredeemed portion of this Note being redeemed in part. Also, the Company need not exchange or register the transfer of this Note for a period of 15 days before a selection of Notes to be redeemed.

               10. Persons Deemed Owners. The registered Holder of this Note may be treated as its owner for all purposes.

               11. Amendment, Supplement and Waiver. Subject to certain exceptions, the Indenture, the Notes, the Liquidity Facility Intercreditor Agreement, the Senior Notes Intercreditor Agreement or the other Collateral Documents may be amended or supplemented with the consent of the Holders of at least a majority in outstanding principal amount of the then outstanding Notes voting as a single class (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes), and any existing default or compliance with any provision of the Indenture, the Notes, the Liquidity Facility Intercreditor Agreement, the Senior Notes Intercreditor Agreement or the other Collateral Documents may be waived with the consent of the Holders of a majority in outstanding principal of the then outstanding Notes voting as a single class (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes). Without the consent of any Holder of a Note, the Indenture, the Notes, the Intercreditor Agreement or the other Collateral Documents may be amended or supplemented to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the legal rights under the Indenture of any such Holder, to enter into additional or supplemental Intercreditor Agreements or Collateral

Documents or to comply with the requirements of the SEC in order to effect or maintain the qualification of the Indenture under the TIA.

               12. Defaults and Remedies. Events of Default include: (a) default in the payment of (i) any installment of the principal of any Note when due or
(ii) any installment of interest on any Note or other amount payable with respect to any Note for a period of 5 consecutive days from the date when due;
(b) failure by the Company or any of its Subsidiaries to perform or comply with the provisions described under Sections 4.10 through 4.22, 4.23(b), 4.24 through 4.27, 4.29, 4.31 and 4.32 of the Indenture; (c) failure by the Company for 30 consecutive days to comply with any other term, covenant or agreement in any material respect, or the Company's breach of any representation or warranty in any material respect contained in, the Indenture, the Notes, the Liquidity Facility Intercreditor Agreement, the Senior Notes Intercreditor Agreement or the other Collateral Documents; (d) (i) default by the Company or any of its Subsidiaries in the payment when due (giving effect to any applicable grace period) of any amount owing under the Liquidity Facility or the Junior Notes or any obligation or Indebtedness (other than those specifically arising under the Indenture) in excess of $1.0 million in aggregate amount, or (ii) fail to observe or perform any material term, covenant or agreement contained in any agreement governing the Liquidity Facility or the Junior Notes Indenture or entered into pursuant thereto or any agreement for such obligation or Indebtedness by which it is bound, in each case for such period of time as would permit (assuming the giving of appropriate notice if required) the holder or holders thereof or of any obligations issued thereunder accelerate the maturity thereof; provided, however, that any default under this subsection (d) with respect to the Liquidity Facility shall be deemed cured if such default shall have been cured by the Company or unconditionally waived by the lenders or the holders of the Junior Notes thereunder, as applicable, pursuant to the terms thereof; (e) the entering of one judgment or decree against the Company or any of its Subsidiaries involving a liability (to the extent not paid or covered by insurance or the third party indemnity of a solvent indemnitor) equal to or greater than $5.0 million or the entering of one or more judgments or decrees involving in the aggregate a liability (to the extent not paid or covered by insurance or the third party indemnity of a solvent indemnitor) equal to or greater than $10.0 million and, in all such cases, all such judgments or decrees shall not have been vacated, discharged, or stayed or bonded pending appeal within thirty (30) days from the entry thereof; (f) certain events relating to the Company, its ERISA Affiliates and their respective Pension Plans as more fully described in the Indenture; (g) the institution against the Company, or any of its Subsidiaries, of any proceeding for which forfeiture (to the extent not paid or covered by insurance or the third party indemnity of a solvent indemnitor) of any property equal to or greater than $5.0 million is a potential penalty and such proceeding shall not have been vacated or discharged within thirty (30) days of its institution; and (h) certain events of bankruptcy or insolvency with respect to the Company or any of its Subsidiaries (other than any Non-Material Subsidiaries) as more fully described in the Indenture.

               In the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Company or any of its Subsidiaries (other than any Non-Material Subsidiaries) or upon the acceleration of any outstanding principal amount owing under the Liquidity Facility, all outstanding Notes will become due and payable without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least a majority in outstanding principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately. Holders may not enforce the Indenture or the

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Notes except as provided in the Indenture. Subject to certain limitations,
Holders of a majority in outstanding principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or Interest) if it determines that withholding notice is in their interest. The Holders of a majority in aggregate outstanding principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive an existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of Interest on, or the principal of, the Notes.

               The Company is required to deliver to the Trustee quarterly a statement regarding compliance with the Indenture. Upon becoming aware of any Default or Event of Default, the Company is required to deliver to the Trustee a statement specifying such Default or Event of Default.

               13. Trustee Dealings with Company. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not the Trustee.

               14. Authentication. This Note shall not be valid until authenticated by the manual or facsimile signature of the Trustee or an authenticating agent.

               15. Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

               16. CUSIP Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

               The Company shall furnish to the Holder of this Note upon written request and without charge a copy of the Indenture, the Liquidity Facility Intercreditor Agreement, the Senior Notes Intercreditor Agreement and/or any Collateral Documents. Requests may be made to:

Komag, Incorporated
1710 Automation Parkway
San Jose, California 95131-1873
Facsimile: (408) 944-9234




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                                 ASSIGNMENT FORM

               To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to: __________________________________
                                                (Insert assignee's legal name)

________________________________________________________________________________
                  (Insert assignee's soc. sec. or tax I.D. no.)

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________
              (Print or type assignee's name, address and zip code)

and irrevocably appoint ________________________________________________________
to transfer this Note on the books of the Company. The agent may substitute another to act for him.


Date: _________________
                                            Your Signature: ____________________
                                            (Sign exactly as your name appears
                                            on the face of this Note)

Signature Guarantee*: _____________________________

* Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).




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

              SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE

               The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:



                                                            Principal Amount
                                            Amount of         at Maturity
                   Amount of Decrease      Increase in       of this Global     Signature of
                           in            Principal Amount         Note           Authorized
                    Principal Amount       at Maturity       Following such       Signatory
 Date of               at Maturity        of this Global      decrease (or      of Trustee or
Exchange           of this Global Note        Note(1)           increase)      Note Custodian
--------           -------------------   ----------------   ----------------   ---------------





--------
(1) Without taking into account any increases in the principal amount of this Note attributable to the addition of deferred interest pursuant to the terms of this Note.





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